                                                                    EXHIBIT 99.1

          MANAGEMENT'S NARRATIVE ANALYSIS OF THE RESULTS OF OPERATIONS

     The following narrative analysis should be read in combination with our consolidated financial statements and notes included herein.

     Because we are an indirect wholly owned subsidiary of CenterPoint Energy, Inc. (CenterPoint Energy), our determination of reportable segments considers the strategic operating units under which CenterPoint Energy manages sales, allocates resources and assesses performance of various products and services to wholesale or retail customers in differing regulatory environments. We have identified the following reportable business segments: Natural Gas Distribution, Pipelines and Gathering and Other Operations. Prior to 2001, we also conducted business in the Wholesale Energy and European Energy business segments. Wholesale Energy included wholesale energy trading, marketing, power origination and risk management services in North America but excluded the operations of Reliant Energy Power Generation, Inc., a wholly owned subsidiary of Reliant Resources, Inc. (Reliant Resources) and formerly an indirect wholly owned subsidiary of CenterPoint Energy's predecessor, Reliant Energy, Incorporated (Reliant Energy). European Energy included the energy trading and marketing operations initiated in the fourth quarter of 1999 in the Netherlands and other countries in Europe but excluded Reliant Energy Power Generation Benelux N.V., a Dutch power company.

     Reliant Energy completed the separation of the generation, transmission and distribution, and retail sales functions of its Texas electric operations pursuant to the following steps, which occurred on August 31, 2002 (the Restructuring):

     - CenterPoint Energy became the holding company for the Reliant Energy group of companies;

     - Reliant Energy and its subsidiaries, including us, became subsidiaries of CenterPoint Energy; and

     - each share of Reliant Energy common stock was converted into one share of CenterPoint Energy common stock.

     After the Restructuring, CenterPoint Energy distributed to its shareholders the shares of common stock of Reliant Resources that it owned (the Distribution) in a tax-free transaction.

     Contemporaneous with the Restructuring, CenterPoint Energy registered and became subject, with its subsidiaries, to regulation as a registered holding company system under the Public Utility Holding Company Act of 1935 (1935 Act). The 1935 Act directs the Securities and Exchange Commission (SEC) to regulate, among other things, transactions among affiliates, sales or acquisitions of assets, issuances of securities, distributions and permitted lines of business.

     In 2002, we obtained authority from each state in which such authority was required to restructure in a manner that would allow CenterPoint Energy to claim an exemption from registration under the 1935 Act. CenterPoint Energy has concluded that a restructuring would not be beneficial and has elected to remain a registered holding company under the 1935 Act.

     On December 31, 2000, CERC Corp. transferred all of the outstanding capital stock (collectively, Stock Transfer) of Reliant Energy Services International, Inc. (RESI), Arkla Finance Corporation (Arkla Finance) and Reliant Energy Europe Trading & Marketing, Inc. (RE Europe Trading), all of which were wholly owned subsidiaries of CERC Corp., to Reliant Resources. Both CERC Corp. and Reliant Resources were wholly owned subsidiaries of Reliant Energy at that time. As a result of the Stock Transfer, RESI, Arkla Finance and RE Europe Trading each became a wholly owned subsidiary of Reliant Resources.

     Also, on December 31, 2000, a wholly owned subsidiary of Reliant Resources merged with and into Reliant Energy Services, a wholly owned subsidiary of CERC Corp., with Reliant Energy Services as the surviving corporation (Merger). As a result of the Merger, Reliant Energy Services became a wholly owned subsidiary of Reliant Resources. As consideration for the Stock Transfer and the Merger, Reliant Resources paid $94 million to CERC Corp.

     Reliant Energy Services, together with RESI and RE Europe Trading, conducted the Wholesale Energy business segment's trading, marketing, power origination and risk management business and operations of Reliant Energy prior to the formation of CenterPoint Energy. Arkla Finance is a company that holds an investment in marketable equity securities.

     The Stock Transfer and the Merger were part of the Restructuring. We are reporting the results of RE Europe Trading as discontinued operations for all periods presented in our consolidated financial statements in accordance with Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB Opinion No. 30). The transfer of the operations of Reliant Energy Services, RESI and Arkla Finance did not result in the disposal of a segment of business as defined under APB No. 30. For additional information regarding the operating results of the entities transferred to Reliant Resources, please read Note 14 to our consolidated financial statements.

                       CONSOLIDATED RESULTS OF OPERATIONS

     Our results of operations are affected by seasonal fluctuations in the demand for natural gas and price movements of energy commodities. Our results of operations are also affected by, among other things, the actions of various federal and state governmental authorities having jurisdiction over rates we charge, competition in our various business operations, debt service costs and income tax expense.

     The following table sets forth selected financial data for the years ended December 31, 2000, 2001 and 2002, followed by a discussion of our consolidated results of operations based on earnings from continuing operations before interest expense, distribution on trust preferred securities and income taxes
(EBIT). EBIT, as defined, is shown because it is a financial measure we use to evaluate the performance of our business segments and we believe it is a measure of financial performance that may be used as a means to analyze and compare companies on the basis of operating performance. We expect that some analysts and investors will want to review EBIT when evaluating our company. EBIT is not defined under accounting principles generally accepted in the United States
(GAAP), should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with GAAP and is not indicative of operating income from operations as determined under GAAP. Additionally, our computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate it in the same fashion. We consider operating income to be a comparable measure under GAAP. We believe the difference between operating income and EBIT on both a consolidated and business segment basis is not material. We have provided a reconciliation of consolidated operating income to EBIT and EBIT to net income below.

                           SELECTED FINANCIAL RESULTS

                                                              YEAR ENDED DECEMBER 31,
                                                             -------------------------
                                                             2000(1)    2001     2002
                                                             -------   ------   ------
                                                                   (IN MILLIONS)
Operating Revenues.........................................  $6,357    $5,044   $4,208
                                                             ------    ------   ------
Operating Expenses:
  Natural gas and fuel.....................................   3,647     3,781    2,901
  Purchased power..........................................   1,292        --       --
  Operation and maintenance................................     759       657      667
  Depreciation and amortization............................     214       207      167
  Taxes other than income taxes............................     113       133      120
                                                             ------    ------   ------
          Total operating expenses.........................   6,025     4,778    3,855
                                                             ------    ------   ------
Operating Income...........................................     332       266      353
Other Income, net..........................................       2        14        8
                                                             ------    ------   ------
EBIT.......................................................     334       280      361
Interest Expense and Distribution on Trust Preferred
  Securities...............................................    (143)     (155)    (153)
                                                             ------    ------   ------
Income Before Income Taxes.................................     191       125      208
Income Tax Expense.........................................     (93)      (58)     (88)
                                                             ------    ------   ------
Income from Continuing Operations..........................      98        67      120
Loss from Discontinued Operations..........................     (24)       --       --
                                                             ------    ------   ------
          Net Income.......................................  $   74    $   67   $  120
                                                             ======    ======   ======

---------------

(1) Operating revenues, natural gas and fuel and purchased power expenses of Reliant Energy Services, RESI and Arkla Finance have been reclassified to give effect to the retroactive effect of the adoption of Emerging Issues Task Force Issue No. 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities" (EITF 02-03). The adoption of EITF 02-03 did not affect the presentation of our results of operations for the years ended December 31, 2001 and 2002. For further discussion, please read Notes 1, 2, 13 and 14 to our consolidated financial statements.

     2002 Compared to 2001. We reported EBIT for 2002 of $361 million compared to $280 million in 2001. The $81 million increase was primarily due to:

     - a $31 million increase in EBIT primarily as a result of improved operating margins (revenues less fuel costs) from rate increases in 2002, a 5% increase in throughput and changes in estimates of unbilled revenues and deferred gas costs, which reduced operating margins in 2001; and

     - a $49 million increase in EBIT as a result the discontinuance of goodwill amortization in accordance with Statement of Financial Accounting Standards (SFAS) SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142) in 2002.

     Operation and maintenance expenses increased $10 million in 2002 as compared to 2001 primarily due to project work consisting of construction management, material acquisition, engineering, project planning and other services as well as increased benefit costs and higher general and administrative expenses. These increases were partially offset by a reduction in bad debt expense in 2002 as a result of improved collections and lower gas prices.

     Depreciation and amortization expense decreased $40 million in 2002 as compared to 2001 primarily as a result of the discontinuance of goodwill amortization in accordance with SFAS No. 142 as further discussed in Note 3(d) to our consolidated financial statements. Goodwill amortization was $49 million for the year ended December 31, 2001. This was partially offset by an increase in depreciation expense due to an increase in the asset base.

     Taxes other than income taxes decreased $13 million in 2002 as compared to 2001 due primarily to reduced franchise fees as a result of decreased revenues.

     Other income decreased $6 million in 2002 as compared to 2001 primarily due to decreased interest income from affiliated parties.

     Our effective tax rates for 2002 and 2001 were 42.2% and 46.4%, respectively. The decrease in the effective rate for 2002 compared to 2001 was primarily the result of the discontinuance of goodwill amortization in accordance with SFAS No. 142, offset by an increase in state income taxes.

     2001 Compared to 2000. We reported EBIT for 2001 of $280 million compared to $334 million in 2000. The $54 million decrease was primarily due to:

     - a $106 million decrease in EBIT resulting from the transfer of Reliant Energy Services to Reliant Resources pursuant to the Merger discussed above;

     - a $24 million increase in EBIT primarily resulting from increased operating margins (revenues less fuel costs) due to increased volumes in the first quarter of 2001 due to the effect of colder weather, partially offset by changes in estimates of unbilled revenues and recoverability of deferred gas accounts and other items; and

     - a $33 million increase in EBIT primarily resulting from a $27 million impairment loss on marketable equity securities classified as "available for sale" in 2000.

     Operation and maintenance expenses decreased $102 million in 2001 as compared to 2000 primarily due to the transfer of Reliant Energy Services to Reliant Resources pursuant to the Merger discussed above. This decrease was partially offset by increased customer growth and usage and reduced operating expenses due to exiting certain non-rate regulated retail gas markets outside of our established market areas during 2000 in our Natural Gas Distribution segment.

     Depreciation and amortization expense decreased $7 million in 2001 as compared to 2000 primarily as a result of the transfer of Reliant Energy Services to Reliant Resources, offset by an increase in depreciation expense due to an increase in the asset base.

     Taxes other than income taxes increased $20 million in 2001 as compared to 2000 due primarily to increased franchise fees, state franchise taxes and state gross receipts taxes.

     Other income increased $12 million in 2001 as compared to 2000 primarily due to a $27 million impairment loss on marketable equity securities classified as "available for sale" in 2000, partially offset by a $17 million reduction in interest income in 2001.

     Interest expense increased $12 million in 2001 as compared to 2000 primarily due to increased long-term borrowings.

     Our effective tax rates for 2001 and 2000 were 46.4% and 48.7%, respectively. The decrease in the effective tax rate for 2001 compared to 2000 was primarily due to a decrease in state income taxes.

     Loss from discontinued operations includes the results of RE Europe Trading for all periods presented in our consolidated financial statements in accordance with APB Opinion No. 30. For additional information, please read Note 14 to our consolidated financial statements.

FLUCTUATIONS IN COMMODITY PRICES AND DERIVATIVE INSTRUMENTS

     For information regarding our exposure to risk as a result of fluctuations in commodity prices and derivative instruments, please read "Quantitative and Qualitative Disclosures About Market Risk" in Item 7A of this report.

                   CERTAIN FACTORS AFFECTING FUTURE EARNINGS

     Our past earnings and results of operations are not necessarily indicative of our future earnings and results of operations. The magnitude of our future earnings and results of our operations will depend on numerous factors including:

     - state and federal legislative and regulatory actions or developments, constraints placed on our activities or business by the 1935 Act, changes in or application of laws or regulations applicable to other aspects of our business and actions;

     - timely rate increases including recovery of costs;

     - the successful and timely completion of our capital projects;

     - industrial, commercial and residential growth in our service territory and changes in market demand and demographic patterns;

     - our pursuit of potential business strategies, including acquisitions or dispositions of assets;

     - changes in business strategy or development plans;

     - the timing and extent of changes in commodity prices, particularly natural gas;

     - changes in interest rates or rates of inflation;

     - unanticipated changes in operating expenses and capital expenditures;

     - weather variations and other natural phenomena;

     - the timing and extent of changes in the supply of natural gas;

     - commercial bank and financial market conditions, our access to capital, the costs of such capital and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

     - actions by rating agencies;

     - legal and administrative proceedings and settlements;

     - changes in tax laws;

     - inability of various counterparties to meet their obligations with respect to our financial instruments;

     - any lack of effectiveness of our disclosure controls and procedures;

     - changes in technology;

     - significant changes in our relationship with our employees, including the availability of qualified personnel and the potential adverse effects if labor disputes or grievances were to occur;

     - significant changes in critical accounting policies;

     - acts of terrorism or war, including any direct or indirect effect on our business resulting from terrorist attacks such as occurred on September 11, 2001 or any similar incidents or responses to those incidents;

     - the availability and price of insurance;

     - political, legal, regulatory and economic conditions and developments in the United States; and

     - other factors discussed in Item 1 of this report under "Risk Factors."

                                   LIQUIDITY

     Long-Term Debt and Trust Preferred Securities. Of the $1.96 billion of debt outstanding at December 31, 2002, approximately $1.8 billion principal amount is senior and unsecured and, approximately $79.4 million principal amount with a final maturity of 2012 is subordinated. In addition, the debentures relating to $0.4 million of trust preferred securities issued by our statutory business-trust subsidiary are subordinated.

     The issuance of secured debt by us is limited under an indenture relating to approximately $145 million principal amount of debt maturing in 2006 which provides for equal and ratable security for such debt in the event debt secured by "principal property" (as defined in the indenture) is issued. Other than this indenture, agreements relating to the issuance of long-term debt do not restrict the issuance of secured debt. Additionally, our $350 million credit agreement expiring in March 2003 prohibits the issuance of debt secured by "principal property". The definition is similar to that contained in the indenture described above. Finally, our ability to issue secured debt may be limited under the terms of agreements entered into by CenterPoint Energy. The assets that may be pledged as security for our debt may be limited by the SEC because our parent is a registered holding company.

     On February 28, 2003, CenterPoint Energy reached agreement with a syndicate of banks on a second amendment to its existing $3.85 billion bank facility. The amendment provides that proceeds from capital stock or indebtedness issued or incurred by us must be applied (subject to a $200 million basket for us and another $250 million basket for borrowings by CenterPoint Energy and other limited exceptions) to repay bank loans and reduce the bank facility. Cash proceeds from issuances of indebtedness to refinance indebtedness existing on October 10, 2002 are not subject to this limitation.

     Short-Term Debt and Receivables Facility. During 2003, our bank and receivables facilities are scheduled to terminate on the dates indicated below.

                                                                               TOTAL
                                                                             COMMITTED
TYPE OF FACILITY                                       TERMINATION DATE       CREDIT
----------------                                       -----------------   -------------
                                                                                (IN
                                                                             MILLIONS)
Revolver.............................................  March 31, 2003          $350
Receivables..........................................  November 14, 2003        150
                                                                               ----
                                                                               $500
                                                                               ====

     As of December 31, 2002, there was $347 million borrowed under our $350 million revolving credit facility. On February 28, 2003, we executed a commitment letter with a major bank for a $350 million, 180-day bridge facility, which is subject to the satisfaction of various closing conditions. This facility will be available for repaying borrowings under our existing $350 million revolving credit facility that expires on March 31, 2003 in the event sufficient proceeds are not raised in the capital markets to repay such borrowings on or before March 31, 2003. Final terms for the bridge facility have not been established, but it is anticipated that the rates for borrowings under the facility will be LIBOR plus 450 basis points. We paid a commitment fee of 25 basis points on the committed amount and will be required to pay a facility fee of 75 basis points of the amount funded and an additional 100 basis points on the amount funded and outstanding for more than two months. In connection with this facility, we expect to provide the lender with collateral in the form of a security interest in the stock we own in our interstate natural gas pipeline subsidiaries.

     On December 31, 2002, we had received proceeds from the sale of receivables of approximately $107 million under the $150 million receivables facility and our $350 million bank facility was fully drawn or utilized in the form of letters of credit. Advances under the $150 million receivables facility are not recorded as a financing because the facility provides for the sale of receivables to third parties as discussed in Note 3(i) to the consolidated financial statements.

     On December 31, 2002, we had $74 million borrowed from affiliates. We participate in a "money pool" through which we and certain of our affiliates can borrow or invest on a short-term basis. Funding needs are aggregated and external borrowing or investing is based on the net cash position. The money pool's net funding requirements are generally met by borrowings of CenterPoint Energy. The terms of the money pool are in accordance with requirements applicable to registered public utility holding companies under the 1935 Act. The money pool may not provide sufficient funds to meet our cash needs.

     Capital Requirements. We anticipate investing up to an aggregate $1.3 billion in capital expenditures in the years 2003 through 2007, including approximately $264 million and $279 million in 2003 and 2004, respectively.

     Cash Requirements in 2003. Our liquidity and capital requirements are affected primarily by our results of operations, capital expenditures, debt service requirements, and working capital needs. Our principal cash requirements during 2003 include the following:

     - approximately $264 million of capital expenditures;

     - the refinancing of borrowings under our $350 million bank facility; and

     - remarketing or refinancing of $500 million of debt, plus the possible payment of option termination costs (currently estimated to be $61 million) as discussed in "Quantitative and Qualitative Disclosures About Market Risk -- Interest Rate Risk" in Item 7A of this report.

     We expect to meet our capital requirements with cash flows from operations, short-term borrowings and proceeds from debt offerings. We believe that our current liquidity, along with anticipated cash flows from operations and proceeds from short-term borrowings, including the renewal, extension or replacement of existing bank facilities, and anticipated sales of securities in the capital markets will be sufficient to meet our cash needs. However, disruptions in our ability to access the capital markets on a timely basis could adversely affect our liquidity. In addition, the cost of our debt issuances may be high. Please read "Risk Factors -- Risks Related to Our Corporate and Financial Structure -- If we are unable to arrange future financings on reasonable terms, our ability to fund future capital expenditures and refinance existing indebtedness could be limited" in Item 1 of this report.

     Prior to the Restructuring, Reliant Energy obtained an order from the SEC that granted Reliant Energy certain authority with respect to financing, dividends and other matters. The financing authority granted by that order will expire on June 30, 2003, and CenterPoint Energy must obtain a further order from the SEC under the 1935 Act in order for it and its subsidiaries, including us, to engage in financing activities subsequent to that date.

     We have registered $50 million principal amount of debt securities with the SEC for future issuance. These debt securities may be sold in a public offering. The amount of any debt issuance, whether registered or unregistered, is expected to be affected by the market's perception of our creditworthiness, general market conditions and factors affecting our industry. Proceeds from the sales of securities are expected to be used primarily to refinance existing long-term and short-term debt.

     The following table sets forth estimates of our contractual obligations to make future payments for 2003 through 2007 and thereafter (in millions):

                                                                                      2008 AND
CONTRACTUAL OBLIGATIONS                  TOTAL    2003   2004   2005   2006   2007   THEREAFTER
-----------------------                  ------   ----   ----   ----   ----   ----   ----------
Long-term debt.........................  $1,959   $518   $ 1    $368   $152   $ 7      $  913
Short-term borrowings, including credit
  facilities...........................     347    347    --      --     --    --          --
Trust preferred securities.............       1     --    --      --     --    --           1
Operating lease payments(1)............     126     15    12      10      8     7          74
Non-trading derivative liabilities.....      11     10     1      --     --    --          --
                                         ------   ----   ---    ----   ----   ---      ------
  Total contractual cash obligations...  $2,444   $890   $14    $378   $160   $14      $  988
                                         ======   ====   ===    ====   ====   ===      ======

---------------

(1) For a discussion of operating leases, please read Note 10(b) to our consolidated financial statements

     Impact on Liquidity of a Downgrade in Credit Ratings. As of March 4, 2003, Moody's Investors Service, Inc. (Moody's), Standard & Poor's Ratings Services, a division of The McGraw Hill Companies (S&P) and Fitch, Inc. (Fitch) had assigned the following credit ratings to senior unsecured debt of CERC Corp.:

     MOODY'S                S&P                 FITCH
------------------  -------------------  -------------------
RATING  OUTLOOK(1)  RATING   OUTLOOK(2)  RATING   OUTLOOK(3)
------  ----------  ------   ----------  ------   ----------
 Ba1     Negative   BBB        Stable    BBB       Negative

---------------

(1) A "negative" outlook from Moody's reflects concerns over the next 12 to 18 months which will either lead to a review for a potential downgrade or a return to a stable outlook.

(2) A "stable" outlook from S&P indicates that the rating is not likely to change over the intermediate to longer term.

(3) A "negative" outlook from Fitch encompasses a one- to two-year horizon as to the likely rating direction.

     We cannot assure you that these ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities and may be revised or withdrawn at any time by the rating agency. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to obtain short- and long-term financing, the cost of such financings, the willingness of suppliers to extend credit lines to us on an unsecured basis and the execution of our commercial strategies.

     A decline in credit ratings would increase facility fees and borrowing costs under our existing revolving credit facility. A decline in credit ratings would also increase the interest rate on long-term debt to be issued in the capital markets and would negatively impact our ability to complete capital market transactions. The $150 million receivables facility of CERC Corp. requires the maintenance of credit ratings of at least BB from S&P and Ba2 from Moody's. Receivables would cease to be sold in the event a credit rating fell below the threshold.

     Our bank facilities contain "material adverse change" clauses that could impact our ability to borrow under these facilities. The "material adverse change" clause in our revolving credit facility applies to new borrowings under the facility and relates to changes since the most recent financial statements delivered to the banks. Financial statements are delivered quarterly.

     CenterPoint Energy Gas Resources Corp., a wholly owned subsidiary, provides comprehensive natural gas sales and services to industrial and commercial customers that are primarily located within or near the territories served by our pipelines and distribution subsidiaries. In order to hedge its exposure to natural gas prices, CenterPoint Energy Gas Resources Corp. has agreements with provisions standard for the industry that establish credit thresholds and then require a party to provide additional collateral on two business days' notice when that party's rating or the rating of a credit support provider for that party (CERC Corp. in this case) falls below those levels. As of March 4, 2003, the senior unsecured debt of CERC Corp. was rated BBB by S&P and Ba1 by Moody's. Based on these ratings, we estimate that unsecured credit limits extended to CenterPoint Energy Gas Resources Corp. by counterparties could aggregate $25 million; however, utilized credit capacity is significantly lower.

     Cross Defaults. Our debentures and borrowings generally provide that a default on obligations by CenterPoint Energy does not cause a default under our debentures, revolving credit facility or receivables facility. A payment default at CERC Corp. exceeding $50 million will cause a default under CenterPoint Energy's $3.85 billion bank facility.

     Other Factors that Could Affect Cash Requirements. In addition to the above factors, our liquidity and capital resources could be affected by:

     - the potential need to provide cash collateral in connection with certain contracts;

     - acceleration of payment dates on certain gas supply contracts under certain circumstances; and

     - various regulatory actions.

     Capitalization.  Factors affecting our capitalization include:

     - covenants in our bank facilities and other borrowing agreements; and

     - limitations imposed on us because our parent is a registered holding company.

     In connection with our parent company's registration as a public utility holding company under the 1935 Act, the SEC has limited the aggregate amount of our external borrowings to $2.7 billion. Our ability to pay dividends is restricted by the SEC's requirement that common equity as a percentage of total capitalization must be at least 30% after the payment of any dividend. In addition, the order restricts our ability to pay dividends out of capital accounts to the extent current or retained earnings are insufficient for those dividends. Under these restrictions, we are permitted to pay dividends in excess of the respective current or retained earnings in an amount up to $100 million.

     Relationship with CenterPoint Energy. We are an indirect wholly owned subsidiary of CenterPoint Energy. As a result of this relationship, the financial condition and liquidity of our parent company could affect our access to capital, our credit standing and our financial condition.

     Pension Plan. As discussed in Note 8(a) to the consolidated financial statements, we participate in CenterPoint Energy's qualified non-contributory pension plan covering substantially all employees. Pension expense for 2003 is estimated to be $36 million based on an expected return on plan assets of 9.0% and a discount rate of 6.75% as of December 31, 2002. Pension expense for the year ended December 31, 2002 was $13 million. Future changes in plan asset returns, assumed discount rates and various other factors related to the pension will impact our future pension expense and liabilities. We cannot predict with certainty what these factors will be in the future.

                          OFF BALANCE SHEET FINANCING

     In connection with the November 2002 amendment and extension of our $150 million receivables facility, we formed a bankruptcy remote subsidiary for the sole purpose of buying and selling receivables created by us. This transaction described above is accounted for as a sale of receivables under the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", and, as a result, the related receivables are excluded from our Consolidated Balance Sheets. For additional information regarding this transaction, please read Note 3(i) to our consolidated financial statements.

                          CRITICAL ACCOUNTING POLICIES

     A critical accounting policy is one that is both important to the presentation of our financial condition and results of operations and requires management to make difficult, subjective or complex accounting estimates. An accounting estimate is an approximation made by management of a financial statement element, item or account in the financial statements. Accounting estimates in our historical consolidated financial statements measure the effects of past business transactions or events, or the present status of an asset or liability. The accounting estimates described below require us to make assumptions about matters that are highly uncertain at the time the estimate is made. Additionally, different estimates that we could have used or changes in an accounting estimate that are reasonably likely to occur could have a material impact on the presentation of our financial condition or results of operations. The circumstances that make these judgments difficult, subjective and/or complex have to do with the need to make estimates about the effect of matters that are inherently uncertain. Estimates and assumptions about future events and their effects cannot be predicted with certainty. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments. These estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. We believe the following accounting policies involve the application of critical accounting estimates.

IMPAIRMENT OF LONG-LIVED ASSETS

     Long-lived assets recorded in our Consolidated Balance Sheets primarily consist of property, plant and equipment (PP&E). Net PP&E comprises $3.2 billion or 54% of our total assets as of December 31, 2002. We make judgments and estimates in conjunction with the carrying value of these assets, including amounts to be capitalized, depreciation and amortization methods and useful lives. We evaluate our PP&E for impairment whenever indicators of impairment exist. During 2002, no such indicators of impairment existed. Accounting standards require that if the sum of the undiscounted expected future cash flows from a company's asset is less than the carrying value of the asset, an asset impairment must be recognized in the financial statements. The amount of impairment recognized is calculated by subtracting the fair value of the asset from the carrying value of the asset.

IMPAIRMENT OF GOODWILL AND INDEFINITE-LIVED INTANGIBLE ASSETS

     We evaluate our goodwill and other indefinite-lived intangible assets for impairment at least annually and more frequently when indicators of impairment exist. Accounting standards require that if the fair value of a reporting unit is less than its carrying value, including goodwill, a charge for impairment of goodwill must be recognized. To measure the amount of the impairment loss, we compare the implied fair value of the reporting unit's goodwill with its carrying value.

     We recorded goodwill associated with the acquisition of our Natural Gas Distribution and Pipelines and Gathering operations in 1997. We reviewed our goodwill for impairment as of January 1, 2002. We computed the fair value of the Natural Gas Distribution and the Pipelines and Gathering operations as the sum of the discounted estimated net future cash flows applicable to each of these operations. We determined that the fair value for each of the Natural Gas Distribution operations and the Pipelines and Gathering operations exceeded their corresponding carrying value, including unallocated goodwill. We also concluded that no interim impairment indicators existed subsequent to this initial evaluation. As of December 31, 2002 we had recorded $1.7 billion of goodwill. Future evaluations of the carrying value of goodwill could be significantly impacted by our estimates of cash flows associated with our Natural Gas Distribution and Pipelines and Gathering operations, regulatory matters, and estimated operating costs.

UNBILLED REVENUES

     Revenues related to the sale and/or delivery of natural gas are generally recorded when natural gas is delivered to customers. However, the determination of sales to individual customers is based on the reading of their meters, which is performed on a systematic basis throughout the month. At the end of each month,

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amounts of natural gas delivered to customers since the date of the last meter reading are estimated and the corresponding unbilled revenue is estimated. Unbilled natural gas sales are estimated based on estimated purchased gas volumes, estimated lost and unaccounted for gas and tariffed rates in effect. Accrued unbilled revenues recorded in the Consolidated Balance Sheet as of December 31, 2001 and 2002 were $269 million and $284 million, respectively, related to our Natural Gas Distribution business segment.

                         NEW ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations" (SFAS No. 141). SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being transferred to goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. We adopted the provisions of the statement which apply to goodwill and intangible assets acquired prior to June 30, 2001 on January 1, 2002. The adoption of SFAS No. 141 did not have any impact on our historical results of operations or financial position.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 requires the fair value of an asset retirement obligation to be recognized as a liability is incurred and capitalized as part of the cost of the related tangible long-lived assets. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the doctrine of promissory estoppel. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. SFAS No. 143 requires entities to record a cumulative effect of change in accounting principle in the income statement in the period of adoption. We adopted SFAS No. 143 on January 1, 2003.

     We have completed an assessment of the applicability and implications of SFAS No. 143 and have identified no asset retirement obligations. Our rate-regulated businesses have previously recognized removal costs as a component of depreciation expense in accordance with regulatory treatment. As of December 31, 2002, these previously recognized removal costs of $378 million do not represent SFAS No. 143 asset retirement obligations, but rather embedded regulatory liabilities.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," (SFAS No. 144). SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and APB Opinion No. 30, while retaining many of the requirements of these two statements. Under SFAS No. 144, assets held for sale that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations prospectively. SFAS No. 144 was effective for fiscal years beginning after December 15, 2001, with early adoption encouraged. SFAS No. 144 did not materially change the methods we use to measure impairment losses on long-lived assets, but may result in additional future dispositions being reported as discontinued operations than was previously permitted. We adopted SFAS No. 144 on January 1, 2002.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS No. 145). SFAS No. 145 eliminates the current requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the income statement. Instead, such gains and losses will be classified as extraordinary items only if they are deemed to be unusual and infrequent. SFAS No. 145 also requires that capital leases

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

that are modified so that the resulting lease agreement is classified as an operating lease be accounted for as a sale-leaseback transaction. The changes related to debt extinguishment are effective for fiscal years beginning after May 15, 2002, and the changes related to lease accounting are effective for transactions occurring after May 15, 2002. We have applied this guidance prospectively.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS No. 146). SFAS No. 146 nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" (EITF No. 94-3). The principal difference between SFAS No. 146 and EITF No. 94-3 relates to the requirements for recognition of a liability for costs associated with an exit or disposal activity. SFAS No. 146 requires that a liability be recognized for a cost associated with an exit or disposal activity when it is incurred. A liability is incurred when a transaction or event occurs that leaves an entity little or no discretion to avoid the future transfer or use of assets to settle the liability. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. In addition, SFAS No. 146 also requires that a liability for a cost associated with an exit or disposal activity be recognized at its fair value when it is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002 with early application encouraged. We will apply the provisions of SFAS No. 146 to all exit or disposal activities initiated after December 31, 2002.

     In June 2002, the Emerging Issues Task Force ("EITF") reached a consensus that all mark-to-market gains and losses on energy trading contracts should be shown net in the statement of consolidated income whether or not settled physically. In October 2002, the EITF issued a consensus that superceded the June 2002 consensus. The October 2002 consensus required, among other things, that energy derivatives held for trading purposes be shown net in the statement of consolidated income. This new consensus, EITF 02-3 "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities," is effective for fiscal periods beginning after December 15, 2002.

     Our former subsidiaries, RESI, RE Europe Trading and Reliant Energy Services entered into energy derivatives held for trading purposes. On December 31, 2000, these subsidiaries were either sold or transferred to Reliant Resources, an unconsolidated related party. See Note 2 to our consolidated financial statements. For the year ended December 31, 2000, RESI, RE Europe Trading, and Reliant Energy Services previously reported combined revenues and natural gas and purchased power expenses of $17.6 billion and $17.4 billion, respectively. We have reclassified revenues and natural gas and purchased power expenses included in the Statement of Consolidated Income for the year ended December 31, 2000 to reflect a net presentation of these trading activities, which resulted in a decrease to reported combined revenues and natural gas and purchased power expenses of $15.2 billion and $15.2 billion, respectively. Such reclassification did not affect previously reported operating income or net income.

     In November 2002, the FASB issued FASB Interpretation No. (FIN) 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45). FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of certain guarantees. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 is not expected to materially affect our consolidated financial statements. We have adopted the additional disclosure provisions of FIN 45 in our consolidated financial statements as of December 31, 2002.

     In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51" (FIN 46). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all

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new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. We do not expect the adoption of FIN 46 to have a material impact on our results of operations and financial condition.

     Please read Note 5 to our consolidated financial statements for a discussion of our adoption of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133) on January 1, 2001 and adoption of subsequent cleared guidance. Please read Note 3(d) to our consolidated financial statements for a discussion of our adoption of SFAS No. 142.

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